Farmer Mac Declares Quarterly Dividends on
Common and Preferred Stock

WASHINGTON, D.C., May 29, 2020 — The board of directors of the Federal Agricultural Mortgage Corporation (Farmer Mac) has declared a second quarter dividend of $0.80 per share for each of Farmer Mac’s three classes of common stock – Class A Voting Common Stock (NYSE: AGM.A), Class B Voting Common Stock (not listed on any exchange), and Class C Non-Voting Common Stock (NYSE: AGM). The quarterly dividend will be payable on June 30, 2020 to holders of record of common stock as of June 15, 2020.

Farmer Mac’s board of directors has also declared a dividend on each of Farmer Mac’s four classes of preferred stock. The quarterly dividend of $0.3672 per share of 5.875% Non-Cumulative Preferred Stock, Series A (NYSE: AGM.PR.A), $0.375 per share of 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (NYSE: AGM.PR.C), and $0.35625 per share of 5.700% Non-Cumulative Preferred Stock, Series D (NYSE: AGM.PR.D), is for the period from but not including April 17, 2020 to and including July 17, 2020. The dividend of $0.2276 per share of 5.750% Non-Cumulative Preferred Stock, Series E (NYSE: AGM.PR.E) is for the period from but not including May 20, 2020 (the issuance date) to and including July 17, 2020. The preferred stock dividends will be payable on July 17, 2020 to holders of record of preferred stock as of July 2, 2020.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

CONTACT:  Jalpa Nazareth, Investor Relations
         Megan Murray-Pelaez, Media Inquiries
         (202) 872-7700

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